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                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                            OF FOREST OIL CORPORATION

Under Section 805 of the New York Business Corporation Law

WE, THE UNDERSIGNED, Robert S. Boswell and Joan C. Sonnen being, respectively, the Chairman of the Board and Secretary of Forest Oil Corporation, do hereby certify:

1.   The name of the Corporation is Forest Oil Corporation.

2. The Certificate of Incorporation of said Corporation was filed by the Department of State, State of New York, on the 13th day of March, 1924, and its previous restated certificates of incorporation were filed by the Department of State on the 12th day of May, 1978, the 19th day of May, 1992 and the 21st day of October, 1993.

3. In order to change by reclassification of each two shares of the Corporation's Common Stock into one new share of the Corporation's Common Stock, the Certificate of Incorporation of the Corporation is hereby amended by adding the following as paragraph 9 thereof:

     Effective as of the effective time of the merger of Forest Acquisition I Corporation with and into Forcenergy Inc (the "Effective Time"), each two issued and outstanding shares of the Corporation's Common Stock, Par Value $.10 Per Share ("Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified into one new share of the Corporation's Common Stock, $.10 Par Value Per Share ("New Common Stock"), as constituted following the Effective Time. The reclassification of the Old Common Stock into New Common Stock, will be deemed to occur at the Effective Time, regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation for exchange into certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until such shares are surrendered to the Corporation for exchange into New Common Stock, represent the number and class of New Common Stock into which such Old Common Stock shall have been converted pursuant to this amendment. Without limiting the generality of the foregoing, upon exchange of certificates that immediately prior to the Effective Time represented shares of Forcenergy Inc common stock or preferred stock, shares of New Common Stock shall be issued in respect thereof at the appropriate exchange ratio.

In cases in which the conversion of the Old Common Stock into New Common Stock results in any shareholder holding a fraction of a share, the Company will pay the shareholder for such fractional interest on the basis of the average closing market price on the New York Stock Exchange for the 10 trading days immediately preceding the Effective Time.

4. Following the Effective Time, the number of outstanding shares of the Corporation will be reduced. The number of shares authorized to be issued by the Corporation will not change.
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This amendment authorizes the officers of the Corporation to reduce the stated
capital of the Corporation to reflect the change in outstanding shares of the Corporation. Based upon the 54,273,249 shares of Old Common Stock outstanding as of November 1, 2000, the stated capital of the Corporation would be reduced from $5,427,324 to $2,713,662 to reflect the reduction in outstanding shares of the Corporation.

At a meeting of the Board of Directors held on August 16, 2000, and at a meeting of the shareholders held on December 7, 2000, the foregoing amendment was approved by more than a majority of the holders of the outstanding shares of common stock entitled to vote thereon, all in accordance with Section 614 of the New York Business Corporation Law.


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IN WITNESS WHEREOF, this certificate has been signed and the truth of the statements therein affirmed under penalty of perjury, on this 7th day of December, 2000.



                                       /s/ Robert S. Boswell
                                       --------------------------------
                                       Robert S. Boswell
                                       Chairman and Chief Executive Officer


                                       /s/ Joan C. Sonnen
                                       --------------------------------
                                       Joan C. Sonnen
                                       Vice President--Controller and
                                       Corporate Secretary